Establishing a path towards PREMIUM T h r o u g h S u s t a i n a b l e G r o w t h … THIRD QUARTER 2021 INVESTOR UPDATE November 4, 2021

Cautionary Statement and Other Disclaimers This presentation and the oral statements made in connection herewith contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this presentation and the oral statements made in connection herewith are forward-looking statements made in good faith by CenterPoint Energy, Inc. (“CenterPoint Energy” or the “Company”) and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements concerning CenterPoint Energy’s expectations, beliefs, plans, objectives, goals, strategies, future operations, events, financial position, earnings and guidance, growth, impact of COVID- 19, costs, prospects, capital investments or performance or underlying assumptions and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will,” or other similar words. The absence of these words, however, does not mean that the statements are not forward-looking. Examples of forward-looking statements in this presentation and the oral statements made in connection herewith include statements about our growth and guidance (including earnings and customer growth, capital investment and related opportunities, utility and rate base growth expectations, including if such growth is sustainable, taking into account assumptions and scenarios related to COVID-19), the impacts of the February 2021 winter storm event on our business and service territories, O&M expense management initiatives and projected savings therefrom, the performance of Enable Midstream Partners, LP (“Enable”), including anticipated distributions received on its common units, the pending merger of Enable and Energy Transfer LP (“Energy Transfer”) and our ability to exit our Midstream Investments reportable segment, our regulatory filings and projections (including timing and amount of recovery of natural gas costs associated with the February 2021 winter storm event), the reopening of the economy, our credit quality, financing plan (including future equity issuances and credit metrics) and balance sheet expectations, the pending sale of our Natural Gas businesses in Arkansas and Oklahoma, anticipated benefits from recent legislation, customer rate affordability, improvements and our efforts to increase the resiliency of our operations and environmental, social and governance related matters, including our ESG strategy and transition to Net Zero. We have based our forward-looking statements on our management’s beliefs and assumptions based on information currently available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions, and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, but are not limited to, risks and uncertainties relating to: (1) CenterPoint Energy’s or Enable’s potential business strategies and strategic initiatives, restructurings, joint ventures and acquisitions or dispositions of assets or businesses, including the pending sale of our Natural Gas businesses in Arkansas and Oklahoma, which may not be completed or result in the benefits anticipated by CenterPoint Energy, the pending merger between Enable and Energy Transfer, which may not be completed or result in the benefits anticipated by CenterPoint Energy or Enable, and our planned exit from our Midstream Investments reportable segment, which may not be completed or result in the benefits anticipated by CenterPoint Energy; (2) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand; (3) CenterPoint Energy's ability to fund and invest planned capital, and timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment, including costs associated with the February 2021 winter storm event; (4) the performance of Enable, the amount of cash distributions CenterPoint Energy receives from Enable, and the value of CenterPoint Energy’s interest in Enable; (5) the integration of the businesses acquired in the merger with Vectren Corporation (Vectren), including the integration of technology systems, and the ability to realize additional benefits and commercial opportunities from the merger; (6) financial market and general economic conditions, including access to debt and equity capital and the effect on sales, prices and costs; (7) actions by credit rating agencies, including any potential downgrades to credit ratings; (8) the timing and impact of regulatory proceedings and actions and legal proceedings, including those related to the February 2021 winter storm event; (9) legislative decisions, including tax and developments related to the environment such as global climate change, air emissions, carbon, waste water discharges and the handling of coal combustion residuals, among others, and CenterPoint Energy’s net-zero targets; (10) the impact of the COVID-19 pandemic; (11) the recording of impairment charges, including any impairments related to CenterPoint Energy’s investment in Enable; (12) weather variations and CenterPoint Energy’s ability to mitigate weather impacts, including impacts from the February 2021 winter storm event; (13) changes in business plans; (14) CenterPoint Energy’s ability to execute on its initiatives, targets and goals, including its Net Zero emission goals and operations and maintenance goals; and (15) other factors described in CenterPoint Energy’s Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and Form 10-K for the year ended December 31, 2020, including under “Risk Factors,” “Cautionary Statements Regarding Forward-Looking Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Certain Factors Affecting Future Earnings” in such reports and in other filings with the Securities and Exchange Commission’s (“SEC”) by the Company, which can be found at www.centerpointenergy.com on the Investor Relations page or on the SEC website at www.sec.gov. This presentation contains time sensitive information that is accurate as of the date hereof (unless otherwise specified as accurate as of another date). Some of the information in this presentation is unaudited and may be subject to change. We undertake no obligation to update the information presented herein except as required by law. Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of our website. In the future, we will continue to use these channels to distribute material information about the Company and to communicate important information about the Company, key personnel, corporate initiatives, regulatory updates and other matters. Information that we post on our website could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website. Use of Non-GAAP Financial Measures In addition to presenting its financial results in accordance with generally accepted accounting principles (GAAP), including presentation of income (loss) available to common shareholders and diluted earnings (loss) per share, the Company also provides guidance based on non-GAAP income and non-GAAP diluted earnings per share. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. Please refer to the Appendix for detailed discussion of the use of non-GAAP financial measures presented herein. 2

Premium Value Proposition: Tracking Delivery

CenterPoint Energy

CNP Value Proposition	10-Year Plan Deliverables	Progress
Sustainable Growth for Shareholders	Raising 2021 non-GAAP Utility EPS ("Utility EPS") Guidance to **$1.26-1.28** (3rd raise); Targeting **industry-leading growth** of 8% annually 2022 – 2024 and mid to high-end of 6%-8% annually through 2030 (1)	✓ **6** quarters of meeting/exceeding expectations
	Increasing 5-year Capital plan to $18B+ (2), and introducing **10-year Capital plan** of $40B+ (2), with more potential beyond our 10-year horizon	✓ **2** increases To 5-year plan
	Utilizing >$3B in expected proceeds (3); **No external equity issuance** planned through 2030 (4)	✓ **No** issuance since May 2020 (4)
	Becoming a **Pure-play** Regulated Utility with a consistent **track record** of delivery	✓ **On track**
	Executed contingent forward sale of Energy Transfer (ET) common units (5); Plan to **accelerate future midstream exit**	✓ **On track**
	Maintaining balance sheet health; long term **FFO/Debt** (6) target **of 14%-15%** through 2030	✓ **On track**
Sustainable, Resilient, and Affordable Service for Customers	**Keeping rates affordable** through maintained O&M (7) discipline and customer growth (8)	✓ **On track**
Sustainable Positive Impact on our Environment	Announced **Net Zero direct emissions by 2035** target; nearly 15 years ahead of peer average (9)	✓ **On track**

Note: Refer to slide 2 for information on forward-looking statements and slide 18 for information on non-GAAP Utility EPS assumptions, non-GAAP measures and for the Net Zero disclaimer.

(1) Refers to Utility EPS annual growth rate for 2021E – 2030E
(2) Refers to 5-year capital plan from 2021E to 2025E and 10-year capital plan from 2021E-2030E
(3) Refers to expected proceeds from announced transactions, coal asset securitization, and cash savings from repairs tax deduction
(4) Not including small issuance through dividend reinvestment plan
(5) Refers to forward sale agreement of 50M ET common units, subject to close of the pending ENBL and ET merger
(6) Consistent with Moody's methodology; FFO is a non-GAAP measure
(7) Inclusive of Electric and Natural Gas Distribution business segments. Excluding utility costs to achieve, severance costs and amounts with revenue offsets
(8) Internal projection through 2030
(9) Peer group includes operators owning large scale generation, including CMS, AEE, D, DTE, DUK, LNT, PPL, SO, WEC, XEL

3

Takeaways…. 4 Third Quarter 2021 Results Delivered non-GAAP EPS (1) of $0.33 with $0.25 from Utility operations Disciplined Industry-Leading 11% Rate Base CAGR (2) Substantiated by five-year $18B+ capital plan (3); Started executing on opportunities from TX legislation Raising 2021 Utility EPS Guidance for the 3rd time this year Raising 2021 Utility EPS guidance to $1.26 - $1.28; Raising 2022 Utility EPS guidance to $1.36 - $1.38; Projected annual Utility EPS growth of 8% through 2024, and mid to high-end of 6% - 8% annually thereafter through 2030 Note: Refer to slide 2 for information on forward-looking statements and slide 18 for information on non-GAAP Utility EPS assumptions and non-GAAP measures. (1) GAAP diluted EPS was $0.32 for third quarter 2021. Refer to slide 13 for reconciliation of non-GAAP measures to GAAP measures. (2) Refer to rate base compound annual growth rate from 2020 to 2025E (3) Refers to capital plan from 2021E to 2025E (4) Actual timing and the duration of the recovery may vary. Recovery in all jurisdictions subject to customary prudency reviews which may impact amounts recovered. (5) Based on current 10-year plan; Does not include small issuance through dividend reinvestment plan (6) Refers to expected proceeds from AR and OK gas LDC sales, ET unit sales, coal asset securitization, and cash savings from repairs tax deduction (7) Inclusive of Electric and Natural Gas business. Excluding utility costs to achieve, severance costs and amounts with revenue offsets. ….DISCIPLINED EXECUTION Continued O&M (7) Management Effort to Support Growth 1% - 2% annual O&M (7) reduction savings can be re-injected into the business Demonstrated Constructive Regulatory Outcomes Constructive rate case settlements and CPCN approval for 400 MW of solar generation in Indiana; Started winter storm cost recovery or securitization proceedings in all natural gas jurisdictions (4); Rate case filed in Minnesota No External Equity Issuance through 2030 (5) Due to Strategic Proceeds (6) Executing on strategic initiatives and recycling >$3B in proceeds (6)

Q3 2021 v Q3 2020 Non-GAAP EPS [1]
Primary Drivers


$0.34
Midstream [3]
$0.05
Utility
$0.29
Q3 2020
Non-GAAP EPS
Growth and Rate Recovery
$0.01
Weather / Usage
$0.03
Ongoing Cost Mgmt
$0.01
COVID and CARES Act
$0.01
Governance Change [2]
$0.04
Midstream
$0.03
$0.33
Midstream [3]
$0.08
Utility
$0.25
Q3 2021
Non-GAAP EPS
Electric
▲ $0.01 Customer growth
▲ $0.01 Rate recovery
▼ $0.01 D&A
Natural Gas
▲ $0.01 Rate recovery
▼ $0.01 D&A
Electric
▼ $0.03 Weather and Usage
Corporate
▲ $0.01 Interest Expense
Electric
▲ $0.02 COVID impact from 2020
Natural Gas
▲ $0.02 COVID impact from 2020
Corporate
▼ $0.03 CARES Act benefit in 2020

Projected 8% annual Utility EPS Growth through 2024

Note: Refer to slide 2 for information on forward-looking statements and slide 18 for information on non-GAAP Utility EPS assumptions and non-GAAP measures

(1) Refer to slide 13 and slide 15 for reconciliation of non-GAAP measures to GAAP measures

(2) Includes one-time lump sum payment associated with board-implemented governance change announced on July 22, 2021

(3) Reference Enable's Q3 2021 Form 10-Q and third quarter 2021 earnings materials dated November 1, 2021. Includes the effect of share dilution and associated allocation of Corporate & Other based upon relative earnings contribution. Reported under Discontinued Operations.

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2021 Financial Results and Current Guidance 6 Note: Refer to slide 2 for information on forward-looking statements and slide 18 for information on non-GAAP Utility EPS assumptions and non-GAAP measures (1) Inclusive of results from Discontinued Operations, i.e., Midstream Investments. Reference Enable’s Q3 2021 Form 10-Q and third quarter 2021 earnings materials dated November 1, 2021. Includes the associated allocation of Corporate & Other based upon relative earnings contribution. (2) Refer to slide 13 and slide 14 for reconciliation of non-GAAP measures to GAAP measures (3) Represents Corporate & Other results allocated to utility business, inclusive of costs related to board-implemented governance change Third Quarter YTD 2021E 2022E GAAP EPS (1) (2) 32¢ $1.25 Non-GAAP EPS (1) (2) 33¢ $1.28 Utility EPS 25¢ $1.00 $1.26 – $1.28 $1.36 – $1.38 Electric 31¢ 64¢ Gas 1¢ 50¢ Corporate & Other (3) (7)¢ (14)¢ Raising Utility EPS Guidance

Capital Expenditures by Segment Q3 YTD FY 5-YR 10-YR 2021 2021 2021E (3) Plan Plan Electric (4) 444 1,364 ~2,040 $11B+ $23B+ Natural Gas 359 900 ~1,380 $7B+ $16B+ Corporate and other 11 32 ~30 $0.1B $0.2B Total Capital Expenditures (4) $814 $2,296 ~$3,450 $18B+ $40B+ 7 Note: Refer to slide 2 for information on forward-looking statements (1) Refers to capital plan from 2021E to 2025E (2) Refers to capital plan from 2021E to 2030E (3) Represents 2021 capital plan forecast as of September 2021 Analyst Day (4) Includes current and planned spend related to opportunities from recent TX legislation such as lease payments related to mobile generation units. Exact amount subject to certain regulatory treatments. Current 5-Yr Plan (1) 10-Yr Plan (2) ($ in millions)

Rate Case Updates  Indiana South Rate Case:  Approved 10/6/21  $20.5M Revenue increase  9.7% ROE / 45.74% Equity  Indiana North Rate Case:  Settlement filed 6/25/21  $5.967M Revenue decrease  9.8% ROE / 46.21% Equity  Minnesota Rate Case:  Filed 11/1/2021  $67.1M Revenue increase  10.2% ROE / 51.00% Equity / 7.06% ROR  Alternative Stabilization Plan: $39.7M revenue increase with 6.86% ROR Indiana IRP Update  Electric CPCNs:  400 MW Solar: Approved in October 2021  460 MW Gas CT: Order expected Q2/Q3 2022  335 MW Solar: Order expected Q3 2022 Winter Storm Uri Updates  TX $1.1B (remaining balance)  Prudence Review Settled  Expected securitization by H1 2022  MN $405M (1)  Recovery over 27 months, started September 2021  Proposed to extend recovery to 63 months as part of rate case Stabilization Plan  AR $329M  Recovery over 5 years, started in May 2021  Expected sale close in Q4 2021  OK $79M  Securitization application filed in May 2021  Expected sale close in Q4 2021 ….CONSTRUCTIVE ACROSS OUR FOOTPRINT Note: Refer to slide 2 for information on forward-looking statements. (1) Subject to ongoing prudence review (2) Assume current cost recovery mechanisms in place and securitization of winter storm-related gas costs in Texas. Actual timing and the duration of the recovery may vary. Recovery in all jurisdictions subject to customary prudency reviews which may impact amounts recovered. (3) Recovery status for the remaining states: Indiana, Mississippi, South Louisiana – recovery through existing cost recovery mechanisms over 12 months; North Louisiana – recovery through existing cost recovery mechanism over 3 years with carrying costs. Key Regulatory Updates…. 8 Estimated remaining balance ~$450M 12-15 months from the winter storm (2) (3)

THANK YOU FOR YOUR SUPPORT Contacts Philip Holder Senior Vice President Strategic Planning and Investor Relations Tel. (713) 207 – 7792 philip.holder@centerpointenergy.com Panpim Lohachala Manager Investor Relations Tel. (713) 207 – 7961 panpim.lohachala@centerpointenergy.com Jackie Richert Director Investor Relations Tel. (713) 207 – 9380 jackie.richert@centerpointenergy.com 9

Appendix 10

Expected Generation Project Timeline 11 Note: Refer to slide 2 for information on forward-looking statements. IRP – Integrated Resource Plan

Weather and Throughput Data Note: Data as of 9/30/2021 (1) End of period number of metered customers (2) Percentage of normal weather for service area. Normal weather is based on past 10-year weather in service area. Q3 2021 Q3 2020 2021 vs 2020 Th ro ug hp ut (in G W h) Residential 11,174 11,675 (4)% Total 31,178 29,452 6% M et er ed cu st om er s (1) Residential 2,480,292 2,420,855 2% Total 2,800,548 2,735,018 2% W ea th er (2) Cooling degree days 101% 105% (4)% Heating degree days 100% 200% (100)% Houston Cooling degree days 101% 106% (5)% Houston Heating degree days 0% 0% - Q3 2021 Q3 2020 2021 vs 2020 Th ro ug hp ut (in B cf ) Residential 17 18 (6)% Commercial and Industrial 79 84 (6)% Total 96 102 (6)% M et er ed cu st om er s (1) Residential 4,332,079 4,295,169 1% Commercial and Industrial 348,443 346,641 1% Total 4,680,522 4,641,810 1% W ea th er (2) Heating degree days 39% 100% (61)% Texas Heating degree days 0% 0% - Electric Natural Gas 12

Reconciliation: Income (Loss) and Diluted Earnings (Loss) per share to non-GAAP Income and non-GAAP Diluted EPS used in providing annual earnings guidance

CenterPoint Energy

	Quarter Ended September 30, 2021							
	Utility Operations		Midstream Investments (Disc. Operations)		Corporate and Other [4]		Consolidated	
	Dollars in millions	Diluted EPS [1]	Dollars in millions	Diluted EPS [1]	Dollars in millions	Diluted EPS [1]	Dollars in millions	Diluted EPS [1]
Consolidated income (loss) available to common shareholders and diluted EPS [1]	$ 190	$ 0.32	$ 68	$ 0.11	$ (63)	$ (0.11)	$ 195	$ 0.32
ZENS-related mark-to-market (gains) losses:								
Marketable securities (net of taxes of $2) [2][3]	—	—	—	—	10	0.02	10	0.02
Indexed debt securities (net of taxes of $2) [2]	—	—	—	—	(9)	(0.02)	(9)	(0.02)
Impacts associated with the Vectren merger (net of taxes of $0) [2]	1	—	—	—	—	—	1	—
Impacts associated with pending gas LDC sales (net of taxes of $1) [2]	—	—	—	—	5	0.01	5	0.01
Corporate and Other Allocation	(39)	(0.07)	(18)	(0.03)	57	0.10	—	—
Consolidated on a non-GAAP basis	$ 152	$ 0.25	$ 50	$ 0.08	$ —	$ —	$ 202	$ 0.33

Note: Refer to slide 18 for information on non-GAAP measures

(1) Quarterly diluted EPS on both a GAAP and non-GAAP basis are based on the weighted average number of shares of common stock outstanding during the quarter, and the sum of the quarters may not equal year-to-date diluted EPS. EPS figures for Utility Operations, Corporate and Other, and Discontinued Operations are non-GAAP financial measures.
(2) Taxes are computed based on the impact removing such item would have on tax expense
(3) Comprised of common stock of AT&T Inc. and Charter Communications, Inc.
(4) Corporate and Other, plus income allocated to preferred shareholders

13

Reconciliation: Income (Loss) and Diluted Earnings (Loss) per share to non-GAAP Income and non-GAAP Diluted EPS used in providing annual earnings guidance

CenterPoint Energy

Year-to-Date
September 30, 2021

	Utility Operations		Midstream Investments (Disc. Operations)		Corporate and Other [(4)]		Consolidated	
	Dollars in millions	Diluted EPS [(1)]	Dollars in millions	Diluted EPS [(1)]	Dollars in millions	Diluted EPS [(1)]	Dollars in millions	Diluted EPS [(1)]
Consolidated income (loss) available to common shareholders and diluted EPS [(1)]	$ 693	$ 1.15	$ 202	$ 0.34	$ (145)	$ (0.24)	$ 750	$ 1.25
ZENS-related mark-to-market (gains) losses:								
Marketable securities (net of taxes of $9) [(2)(3)]	—	—	—	—	(31)	(0.05)	(31)	(0.05)
Indexed debt securities (net of taxes of $8) [(2)]	—	—	—	—	32	0.05	32	0.05
Impacts associated with the Vectren merger (net of taxes of $1) [(2)]	5	0.01	—	—	—	—	5	0.01
Impacts associated with pending gas LDC sales (net of taxes of $0, $1) [(2)]	(11)	(0.02)	—	—	(1)	—	(12)	(0.02)
Cost associated with the early extinguishment of debt (net of taxes of $7) [(2)]	—	—	—	—	27	0.04	27	0.04
Corporate and Other Allocation	(85)	(0.14)	(33)	(0.06)	118	0.20	—	—
Consolidated on a non-GAAP basis	$ 602	$ 1.00	$ 169	$ 0.28	$ —	$ —	$ 771	$ 1.28

Note: Refer to slide 18 for information on non-GAAP measures
(1) Quarterly diluted EPS on both a GAAP and non-GAAP basis are based on the weighted average number of shares of common stock outstanding during the quarter, and the sum of the quarters may not equal year-to-date diluted EPS. EPS figures for Utility Operations, Corporate and Other, and Discontinued Operations are non-GAAP financial measures.
(2) Taxes are computed based on the impact removing such item would have on tax expense
(3) Comprised of common stock of AT&T Inc. and Charter Communications, Inc.
(4) Corporate and Other, plus income allocated to preferred shareholders

14

Reconciliation: Income (Loss) and Diluted Earnings (Loss) per share to non-GAAP Income and non-GAAP Diluted EPS used in providing annual earnings guidance

CenterPoint Energy

Quarter Ended September 30, 2020

	Utility Operations Dollars in millions	Utility Operations Diluted EPS (3)	Midstream Investments (Disc. Operations) Dollars in millions	Midstream Investments (Disc. Operations) Diluted EPS (3)	Corporate and Other (6) Dollars in millions	Corporate and Other (6) Diluted EPS (3)	CES(1) & CIS(2) (Disc. Operations) Dollars in millions	CES(1) & CIS(2) (Disc. Operations) Diluted EPS (3)	Consolidated Dollars in millions	Consolidated Diluted EPS (3)
Consolidated income (loss) available to common shareholders and diluted EPS (3)	$ 186	$ 0.34	$ (72)	$ (0.13)	$ (39)	$ (0.07)	$ (6)	$ (0.01)	$ 69	$ 0.13
ZENS-related mark-to-market (gains) losses:										
Marketable securities (net of taxes of $18) (4)(5)	—	—	—	—	(65)	(0.12)	—	—	(65)	(0.12)
Indexed debt securities (net of taxes of $18) (4)	—	—	—	—	66	0.12	—	—	66	0.12
Impacts associated with the Vectren merger (net of taxes of $0, $1) (4)	2	—	—	—	2	0.01	—	—	4	0.01
Severance costs (net of taxes of $1) (4)	4	0.01	—	—	—	—	—	—	4	0.01
Impacts associated with the sales of CES (1) and CIS (2) (net of taxes of $0) (4)	—	—	—	—	—	—	7	0.01	7	0.01
Impacts associated with Series C preferred stock										
Preferred stock dividend requirement and amortization of beneficial conversion feature	—	—	—	—	23	0.04	—	—	23	0.04
Impact of increased share count on EPS if issued as common stock	—	(0.03)	—	0.01	—	0.01	—	—	—	(0.01)
Total Series C impacts	—	(0.03)	—	0.01	23	0.05	—	—	23	0.03
Loss on impairment (net of taxes of $29) (4)	—	—	92	0.15	—	—	—	—	92	0.15
Corporate and Other Allocation	(19)	(0.03)	7	0.02	13	0.01	(1)	—	—	—
Consolidated on a non-GAAP basis	$ 173	$ 0.29	$ 27	$ 0.05	$ —	$ —	$ —	$ —	$ 200	$ 0.34

Note: Refer to slide 18 for information on non-GAAP measures

(1) Energy Services segment
(2) Infrastructure Services segment
(3) Quarterly diluted EPS on both a GAAP and non-GAAP basis are based on the weighted average number of shares of common stock outstanding during the quarter, and the sum of the quarters may not equal year-to-date diluted EPS. EPS figures for Utility Operations, Corporate and Other, and Discontinued Operations are non-GAAP financial measures.
(4) Taxes are computed based on the impact removing such item would have on tax expense
(5) Comprised of common stock of AT&T Inc. and Charter Communications, Inc.
(6) Corporate and Other, plus income allocated to preferred shareholders

15

Reconciliation: Income (Loss) and Diluted Earnings (Loss) per share to non-GAAP Income and non-GAAP Diluted EPS used in providing annual earnings guidance

CenterPoint Energy

Year-to-Date September 30, 2020

	Utility Operations		Midstream Investments (Disc. Operations)		Corporate and Other [6]		CES[1] & CIS[2] (Disc. Operations)		Consolidated	
	Dollars in millions	Diluted EPS [3]	Dollars in millions	Diluted EPS [3]	Dollars in millions	Diluted EPS [3]	Dollars in millions	Diluted EPS [3]	Dollars in millions	Diluted EPS [3]
Consolidated income (loss) available to common shareholders and diluted EPS [3]	$ 389	$ 0.74	$ (1,138)	$ (2.17)	$ (169)	$ (0.32)	$ (182)	$ (0.35)	$ (1,100)	$ (2.10)
Timing effects impacting CES [1]:										
Mark-to-market (gains) losses (net of taxes of $3) [4]	—	—	—	—	—	—	(10)	(0.02)	(10)	(0.02)
ZENS-related mark-to-market (gains) losses:										
Marketable securities (net of taxes of $3) [4][5]	—	—	—	—	(11)	(0.02)	—	—	(11)	(0.02)
Indexed debt securities (net of taxes of $5) [4]	—	—	—	—	20	0.04	—	—	20	0.04
Impacts associated with the Vectren merger (net of taxes of $1, $3) [4]	5	0.01	—	—	12	0.02	—	—	17	0.03
Severance costs (net of taxes of $3, $0) [4]	11	0.02	—	—	2	—	—	—	13	0.02
Impacts associated with the sales of CES [1] and CIS [2] (net of taxes of $10) [4]	—	—	—	—	—	—	217	0.41	217	0.41
Impacts associated with Series C preferred stock										
Preferred stock dividend requirement and amortization of beneficial conversion feature	—	—	—	—	39	0.08	—	—	39	0.08
Impact of increased share count on EPS if issued as common stock	—	(0.04)	—	0.12	—	0.01	—	—	—	0.09
Total Series C impacts	—	(0.04)	—	0.12	39	0.09	—	—	39	0.17
Losses on impairment (net of taxes of $0, $408) [4]	185	0.33	1,269	2.29	—	—	—	—	1,454	2.62
Corporate and Other Allocation	(61)	(0.11)	(40)	(0.08)	107	0.19	(6)	—	—	—
Consolidated on a non-GAAP basis	529	0.95	91	0.16	—	—	19	0.04	639	1.15
Exclusion of CES [1] and CIS [2] Discontinued Operations[7]	—	—	—	—	—	—	(19)	(0.04)	(19)	(0.04)
Consolidated on a non-GAAP basis, excluding CES [1] and CIS [2]	$ 529	$ 0.95	$ 91	$ 0.16	$ —	$ —	$ —	$ —	$ 620	$ 1.11

Note: Refer to slide 18 for information on non-GAAP measures

(1) Energy Services segment
(2) Infrastructure Services segment
(3) Quarterly diluted EPS on both a GAAP and non-GAAP basis are based on the weighted average number of shares of common stock outstanding during the quarter, and the sum of the quarters may not equal year-to-date diluted EPS. EPS figures for Utility Operations, Corporate and Other, and Discontinued Operations are non-GAAP financial measures.
(4) Taxes are computed based on the impact removing such item would have on tax expense
(5) Comprised of common stock of AT&T Inc. and Charter Communications, Inc.
(6) Corporate and Other, plus income allocated to preferred shareholders
(7) Results related to Energy Services and Infrastructure Services discontinued operations are excluded from the company's non-GAAP results

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Regulatory Information Information Location Electric  Estimated 2020 year-end rate base by jurisdiction  Authorized ROE and capital structure by jurisdiction  Definition of regulatory mechanisms  Projected regulatory filing schedule Regulatory Information – Electric Natural Gas  Estimated 2020 year-end rate base by jurisdiction  Authorized ROE and capital structure by jurisdiction  Definition of regulatory mechanisms  Projected regulatory filing schedule Regulatory Information – Gas Estimated amortization for pre-tax equity earnings related to Houston Electric’s securitization bonds Regulatory Information – Electric (Pg. 5) Rate changes and Interim mechanisms filed Form 10-Q – Rate Change Applications section 17

Additional information Use of Non-GAAP Financial Measures In this presentation and the oral statements made in connection herewith, CenterPoint Energy presents, based on diluted earnings per share, non-GAAP income and non-GAAP Utility earnings per share (“Utility EPS”) as well as non-GAAP long-term funds from operations (“FFO”) which are not generally accepted accounting principles (“GAAP”) financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. Utility EPS includes net income from Electric and Natural Gas segments, as well as after tax Corporate and Other operating income and an allocation of corporate overhead based upon the Utility’s relative earnings contribution. Corporate overhead consists primarily of interest expense, preferred stock dividend requirements, and other items directly attributable to the parent along with the associated income taxes. Utility EPS excludes (a) earnings or losses from the change in value of CenterPoint Energy's 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (“ZENS”) and related securities, (b) certain expenses associated with Vectren merger integration, (c) earnings and losses associated with the ownership and disposal of midstream common and preferred units (including amounts reported in discontinued operations), net gain associated with the consummation of the pending merger between Enable and Energy Transfer, a corresponding amount of debt related to midstream common and preferred units, and an allocation of associated corporate overhead, (d) cost associated with the early extinguishment of debt and (e) gain and impact, including related expenses, associated with gas LDC sales. 2022 Utility EPS guidance excludes (a) earnings or losses from the change in value of ZENS and related securities and (b) income and expense related to ownership and disposal of Energy Transfer units, a corresponding amount of debt related to the units and an allocation of associated corporate overhead. To the extent, the pending gas LDC sales or the pending merger between Enable and Energy Transfer do not occur in 2021, 2022 Utility EPS guidance will exclude the impacts associated with those items as referenced in the 2021 Utility EPS guidance. Utility EPS does not consider the items noted above and other potential impacts, such as changes in accounting standards, impairments or other unusual items, which could have a material impact on GAAP reported results for the applicable guidance period. Utility EPS also considers assumptions for certain significant variables that may impact earnings, such as customer growth and usage including normal weather, throughput, recovery of capital invested, effective tax rates, financing activities and related interest rates and regulatory and judicial proceedings. In addition, the Utility EPS guidance ranges assume the timing of pending gas LDC sales, the timing of pending merger between Enable and Energy Transfer, and the timing of our planned disposition of the Energy Transfer common units and preferred units that we expect to receive as part of the merger between Enable and Energy Transfer. To the extent actual results deviate from these assumptions, the Utility EPS guidance ranges may not be met or the projected annual Utility EPS growth rate may change. CenterPoint Energy is unable to present a quantitative reconciliation of forward-looking Utility EPS and long-term FFO because changes in the value of ZENS and related securities, future impairments and other unusual items are not estimable and are difficult to predict due to various factors outside of management’s control. The appendix to this presentation contains a reconciliation of income (loss) available to common shareholders and diluted earnings (loss) per share to the basis used in providing guidance. Management evaluates the Company’s financial performance in part based on non-GAAP income, Utility EPS and long-term FFO. Management believes that presenting these non-GAAP financial measures enhances an investor’s understanding of CenterPoint Energy’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods. The adjustments made in these non-GAAP financial measures exclude items that Management believes do not most accurately reflect the Company’s fundamental business performance. These excluded items are reflected in the reconciliation tables, where applicable. CenterPoint Energy’s non-GAAP income, Utility EPS and long-term FFO non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, income available to common shareholders, diluted earnings per share and net cash provided by operating activities, which, respectively, are the most directly comparable GAAP financial measures. These non-GAAP financial measures also may be different than non-GAAP financial measures used by other companies. Net Zero Disclaimer While we believe that we have a clear path towards achieving our net zero emissions (Scope 1 and Scope 2) by 2035 goals, our analysis and path forward required us to make a number of assumptions. These goals and underlying assumptions involve risks and uncertainties and are not guarantees. Should one or more of our underlying assumptions prove incorrect, our actual results and ability to achieve net zero emissions by 2035 could differ materially from our expectations. Certain of the assumptions that could impact our ability to meet our net zero emissions goals include, but are not limited to: emission levels, service territory size and capacity needs remaining in line with Company expectations (inclusive of changes related to the sale of our Natural Gas businesses in Arkansas and Oklahoma); regulatory approval of Indiana Electric's generation transition plan; impacts of future environmental regulations or legislation; impacts of future carbon pricing regulation or legislation, including a future carbon tax; price, availability and regulation of carbon offsets; price of fuel, such as natural gas; cost of energy generation technologies, such as wind and solar, natural gas and storage solutions; adoption of alternative energy by the public, including adoption of electric vehicles; rate of technology innovation with regards to alternative energy resources; our ability to implement our modernization plans for our pipelines and facilities; the ability to complete and implement generation alternatives to Indiana Electric's coal generation and retirement dates of Indiana Electric's coal facilities by 2035; the ability to construct and/or permit new natural gas pipelines; the ability to procure resources needed to build at a reasonable cost, the lack of scarcity of resources and labor, the lack of any project cancellations, construction delays or overruns and the ability to appropriately estimate costs of new generation; impact of any supply chain disruptions; and enhancement of energy efficiencies. Please also review the section entitled “Cautionary Statement and Other Disclaimers” included in this presentation 18